SKILLZ INC. Notice to Certain Stockholders Under Section 228(e) of the Delaware General Corporation Law January 20, 2023 This notice is being sent to inform you that, on January 20, 2023, stockholders holding a majority in voting power of the shares of capital stock of Skillz Inc. (the "Company") in accordance with the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and Delaware General Corporation Law (the "DGCL”) authorized and approved, by written consent, the appointment of Mr. Alexander Mandel to the Company’s Board of Directors. This notice is being sent or given on or about January 20, 2023 pursuant to, and shall constitute notice under, Section 228(e) of the DGCL, to each stockholder from whom the Company has not received written consent for such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take such action were delivered to the Company as provided in Section 228(c) of the DGCL. This notice is delivered solely to promptly inform you of the corporate action described herein. The Company is not requesting stockholders to take any action at this time. Skillz Inc. By: /s/ Charlotte J. Edelman Name: Charlotte J. Edelman Title: General Counsel and Secretary